NEWS RELEASE

Vanguard Natural Resources Reports Record Adjusted EBITDA, Production and Proved Reserves for 2012 and 2013 Guidance

HOUSTON-March 1, 2013--Vanguard Natural Resources, LLC (NYSE: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the full year and fourth quarter ended December 31, 2012.

Mr. Scott W. Smith, President and CEO, commented, “We had a very busy year in 2012 as we closed almost $800 million in acquisitions and expanded our operating presence into new areas upon which we can continue to build in the future. In addition, with the announcement of the Range Permian acquisition, we are well on our way to having a successful 2013 on the acquisition front. Deal flow continues to be encouraging and with the liquidity we generated through our recent bond and equity offerings we have ample financial resources to be opportunistic. We are also proud that we delivered another year of increased distributions per unit to our unitholders and look forward to continuing this trend as we focus on growing the Company on their behalf."

Selected Financial Information

A summary of selected financial information follows. For consolidated financial statements, please see accompanying tables.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011(1)	2012	2011(1)
	($ in thousands, except per unit data)
Production (BOE/d)	22,803	13,686	18,298	13,405
Oil, natural gas and natural gas liquids sales	$82,327	$86,003	$310,356	$312,842
Realized gain on commodity derivative contracts	$1,712	$5,038	$956	$7,205
Unrealized gain (loss) on commodity derivative contracts	$26,647	$(69,095)	$35,890	$(470)
Operating expenses	$27,817	$27,286	$103,735	$92,565
Selling, general and administrative expenses	$7,168	$3,342	$22,466	$19,779
Depreciation, depletion, amortization, and accretion	$30,645	$22,060	$104,542	$84,857
Impairment of oil and natural gas properties	$229,693	$—	$247,722	$—
Net income (loss) attributable to Vanguard unitholders	$(201,511)	$(15,208)	$(168,815)	$62,063
Adjusted net income attributable to Vanguard unitholders (2)	$15,978	$27,575	$64,131	$74,046
Adjusted net income per basic unit attributable to Vanguard unitholders (2)	$0.27	$0.76	$1.18	$2.33
Adjusted EBITDA attributable to Vanguard unitholders (2)	$66,547	$53,498	$230,512	$164,603
Interest expense, including realized losses on interest rate derivative contracts	$15,248	$8,562	$44,406	$31,868
Drilling, capital workover and recompletion expenditures	$10,120	$10,367	$50,405	$34,096
Distributable cash flow (2)	$41,179	$37,083	$141,223	$110,082
Distributable cash flow per basic unit (2)	$0.70	$0.76	$2.60	$2.26
Distribution coverage (2)	1.15x	1.39x	1.08x	1.40x

(1)
The operating results and production of the subsidiaries we acquired in the ENP Purchase through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

(2)
Non-GAAP financial measures. Please see Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

2013 Guidance

Summary of Estimates
The following table sets forth certain estimates being used by Vanguard to model its anticipated results of operations for the fiscal year ending December 31, 2013 and includes the impact from the recently closed acquisition of natural gas and liquids properties in the Piceance Basin in Colorado and Powder River and Wind River Basins in Wyoming, but DOES NOT include the pending acquisition of properties in the Permian Basin from Range Resources Corp. ("Range Permian Acquisition") announced on February 28, 2013. These estimates do not include any additional acquisitions of oil or natural gas properties. In addition, the expectations below assume Vanguard's current capital structure and does not contemplate any future equity or high yield bond offerings. Actual results for the year ended December 31, 2012 have been provided for comparative purposes.

	FY 2013E				FY 2012
Net Production:
Oil (Bbls/d)	7,750	-	8,250		7,536
Natural gas (Mcf/d)	122,400	-	130,000		53,695
Natural gas liquids (Bbls/d)	3,200	-	3,400		1,813
Total (BOE/d)	31,350	-	33,317		18,298

Costs per BOE:
Lease operating expenses	$8.25	-	$9.25		$11.10
Production taxes (% of revenue)	8.5%	-	9.5%		9.5%
G&A expenses	$1.25	-	$1.75		$2.34
Depreciation, depletion and amortization	$12.25	-	$13.25		$15.61

Cash Flow Calculation:
Adjusted EBITDA (1)	$302,500				$230,512
Interest expense	(64,000)				(44,406)
Maintenance capital expenditures (2):
Operated	(32,000)				(16,544)
Non-operated	(23,000)				(33,861)
Total maintenance capital expenditures	(55,000)				(50,405)

Distributable cash flow (3)	$183,500				$141,223

Mid-point distributable cash flow per unit	$2.69				$2.60
Mid-point distribution coverage ratio (4)	1.11x				1.08x
Mid-point adjusted net income per unit (1)	$1.20				$1.18
Units outstanding (millions)	68.3				54.4

Assumed NYMEX Pricing (February 28, 2013) (5):	Q1 2013		Q2 - Q4 2013		FY 2012
Oil (Bbl)	$94.03		$93.47		$94.19
Natural gas (MMBtu)	$3.34		$3.63		$2.96

Average NYMEX Differentials:
Oil (Bbl)	$(13.85)		$(8.70)		$(9.66)
Natural gas (MMBtu)	$(0.85)		$(0.90)		$(0.55)
NGL realization of crude oil price (%)	42%		43%		48%

Maintenance Capital Expenditures:	Q1 2013		Q2 2013	Q3 2013	Q4 2013
Operated	$(5,000)		$(12,500)	$(8,500)	$(6,000)
Non-operated	$(4,500)		$(6,500)	$(3,000)	$(9,000)

(1)	Adjusted EBITDA and adjusted net income (non-GAAP financial measures defined below) exclude the amortization of value on derivative contracts acquired (approximately $30.0 MM for the FY 2013).

(2)	Additional detail regarding the maintenance capital breakout by quarter is listed below. Actual results for the year ended December 31, 2012 excludes the proceeds from the sale of leasehold interests.

(3)	Includes $5.5 million in proceeds from the sale of leasehold interests in 2012.

(4)	Assumes current monthly distribution rate of $0.2025 per unit for 2013 and no additional unit offerings.

(5)	NYMEX pricing includes actual settlements for 2013.

Full Year 2012 Highlights:

•	The annualized monthly distribution of $2.43 per unit as of December 2012 represents a 5.2% increase over the annualized quarterly distribution of $2.31 per unit as of December 2011.

•	Record Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 40% to $230.5 million from the $164.6 million generated in 2011.

•	Record Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 28% to $141.2 million from the $110.1 million generated in 2011.

•
We reported net loss attributable to Vanguard unitholders for the year ended December 31, 2012 of $168.8 million or $(3.11) per basic unit compared to a net income of $62.1 million or $1.95 per basic unit in the year ended December 31, 2011. The 2012 results include net non-cash expenses of $232.9 million, the largest item of which is a $247.7 million impairment charge on our oil and natural gas properties. The 2011 results include non-cash expenses of $3.6 million and material transaction costs incurred on acquisitions and mergers of $2.0 million.

•
Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $64.1 million in 2012, or $1.18 per unit, compared to Adjusted Net Income of $74.0 million, or $2.33 per unit, in 2011.

•
Reported average production of 18,298 BOE per day in 2012 was up 37% over 13,405 BOE per day produced in 2011. On a BOE basis, crude oil, natural gas and natural gas liquids (“NGLs”) accounted for 41%, 49% and 10% of our production, respectively.

During 2012 we produced 19,652 MMcf of natural gas, an increase of 89% from the 10,413 MMcf of natural gas produced in 2011, 2,758 MBbls of oil, an increase of 1% from the 2,726 MBbls of oil produced in 2011, and 664 MBbls of NGLs, an increase of 54% from the 432 MBbls of NGLs produced in 2011.

Including the impact of our hedges this year, we realized a net price of $4.47 per Mcf on natural gas sales, $84.00 per Bbl on crude oil sales, and $45.11 per barrel on NGL sales, for an average sales price of $52.18 per BOE (all excluding amortization of premiums paid and amortization of value on derivative contracts acquired), which represents a 23% decline from the $67.70 average price per BOE realized in 2011.

Fourth Quarter 2012 Highlights:

•
Record Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 24% to $66.5 from $53.5 million in the fourth quarter of 2011 and remains relatively flat compared to the $66.3 million recorded in the third quarter of 2012.

•
Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 11% to $41.2 million from the $37.1 million generated in the fourth quarter of 2011 and increased 12% from the $36.6 million generated in the third quarter of 2012.

•
We reported a net loss attributable to Vanguard unitholders for the quarter of $201.5 million or $(3.41) per basic unit compared to a reported net loss of $15.2 million or $(0.42) per basic unit in the fourth quarter of 2011. The recent quarter includes net non-cash expenses of $217.5 million, the largest item of which is a $229.7 million impairment charge on our oil and gas properties. The fourth quarter of 2011 results includes net non-cash expenses of $69.7 million and material transaction costs incurred on acquisitions and mergers of $0.3 million.

•
Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $16.0 million in the fourth quarter of 2012, or $0.27 per basic unit, as compared to $27.6 million, or $0.76 per basic unit, in the fourth quarter of 2011.

•
Reported average production of 22,803 BOE per day in the fourth quarter of 2012 was up 67% over 13,686 BOE per day produced in the fourth quarter of 2011 and a 6% decrease over third quarter of 2012. On a BOE basis, crude oil, natural gas and NGLs accounted for 33%, 57%, and 10% of our production, respectively.

During the quarter we produced 7,147 MMcf of natural gas, an increase of 173% from the 2,618 MMcf of natural gas produced in the fourth quarter of 2011, 697 MBbls of oil, an increase of 3% from the 675 MBbls of oil produced in the fourth quarter of 2011, and 210 MBbls of NGLs, an increase of 42% from the 148 MBbls of NGLs produced in the fourth quarter of 2011.

Including the impact of our natural gas hedges in the fourth quarter of 2012, we realized an average realized price of $4.19 per Mcf on natural gas sales, which is $1.82 per Mcf more than the unhedged realized average price of $2.37 per Mcf. Including the impact of our oil hedges, we realized an average price of $84.13 per barrel on crude oil sales, which is $3.15 per barrel more than the unhedged realized average price of $80.98 per barrel. The realized average price for our NGL production was $42.74 per barrel, which is a decline of 47%, when compared to the realized price in the fourth quarter of 2011.

Capital Expenditures

Capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $10.1 million in the fourth quarter of 2012 compared to $10.4 million for the comparable quarter of 2011 and $16.9 million for the third quarter of 2012. Total capital expenditures for 2012 totaled $50.4 million, excluding the proceeds from the sale of leasehold interests.

Excluding the recently announced Range Permian Acquisition discussed below and any potential future acquisitions, we currently anticipate a capital budget for 2013 of approximately $55.0 million. Our capital budget will largely include drilling in the Arkoma Basin, Williston Basin and Big Horn Basin along with other maintenance related projects. Approximately $32.0 million, or 58% of the 2013 budget will be invested in operated projects, with the balance relying on the timing of the receipt of Authorization For Expenditures from our non-operated properties.

Recent Activities

On February 5, 2013, we completed a public offering of 9,200,000 of our common units at a price of $27.85 per unit. Offers were made pursuant to a prospectus supplement to the registration statement we filed in 2012. We received net proceeds of approximately $246.1 million, after deducting underwriting discounts of $10.0 million and offering costs of $0.1 million.

On February 26, 2013, we entered into a purchase and sale agreement to acquire natural gas, oil and NGLs properties in the Permian Basin in southeast New Mexico and West Texas for a purchase price of $275.0 million from Range Resources Corporation. We refer to this transaction as the Range Permian Acquisition. The effective date of the acquisition is January 1, 2013 and we anticipate closing this acquisition on or before April 1, 2013. We intend to fund this acquisition with borrowings under our existing reserve-based credit facility.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. We have mitigated some of the volatility by implementing a hedging program for more than 90% of our anticipated production of crude oil through 2016 and more than 85% of our natural gas production through June 30, 2017. At December 31, 2012, the fair value of commodity derivative contracts was an asset of approximately $93.1 million, of which $44.5 million settles during the next twelve months. Currently, we use fixed-price swaps, basis swaps, swaptions, put spread options, collars, three-way collars and range bonus accumulators to hedge oil and natural gas prices.

New commodity derivative contracts put in place during the three months ended December 31, 2012 are as follows:

	Year 2013	Year 2014	Year 2015	Year 2016
Gas Positions:
Fixed Price Swaps
Notional Volume (MMBtu)	15,330,000	14,235,000	16,060,000	14,640,000
Fixed Price ($/MMBtu)	$3.72	$4.01	$4.17	$4.37

Oil Positions:
Fixed Price Swaps
Notional Volume (Bbls)	438,000	255,500	73,000	73,200
Fixed Price ($/Bbl)	$89.52	$90.96	$87.10	$87.10
Range Bonus Accumulators
Notional Volume (Bbls)	547,500	365,000	—	—
Bonus ($/Bbl)	$3.67	$3.00	$—	$—
Digital Call Sold ($/Bbl)	$105.87	$110.00	$—	$—
Put Sold ($/Bbl)	$72.67	$70.00	$—	$—

Additionally, we sold $70.00 puts for 365,000 Bbls of oil that settle during 2013 in order to raise the fixed-price on an existing oil swap contract.

During 2013, we have continued to layer in additional crude oil hedges, Midland-Cushing basis differential hedges, and for the first time have hedged a portion of our NGLs exposure through 2014.

For a summary of all commodity and interest rate derivative contracts in place at December 31, 2012, please refer to our Annual Report on Form 10-K which was filed on March 1, 2013.

Liquidity Update

At December 31, 2012, Vanguard had indebtedness under its reserve-based credit facility totaling $700.0 million with a borrowing base of $1.2 billion which provided for $498.3 million in undrawn capacity, after consideration of a $1.7 million reduction in availability for letters of credit. In February 2013, we used net proceeds totaling $246.1 million from the common unit offering of 9.2 million, previously mentioned above, to repay indebtedness outstanding under our reserve-based credit facility. As of February 25, 2013, there were $449.0 of outstanding borrowings and $749.3 of borrowing capacity under the reserve-based credit facility, including a $1.7 million reduction in availability for letters of credit. We also have approximately $10.0 million in available cash.

Cash Distributions

On February 14, 2013, the Company paid a cash distribution attributable to the month of December 2012 of $0.2025 per unit ($2.43 on an annual basis) to its unitholders of record as of February 4, 2013.

Annual Report on Form 10-K and Unitholders' Schedule K-1

Vanguard's financial statements and related footnotes are available on our 2012 Form 10-K, which was filed today and is available through the Investor Relations/SEC Filings section of the Vanguard's website at http://www.vnrllc.com.

Also available for download on our website by March 7, 2013 will be unitholders' Schedule K-1s for the tax year 2012. For any questions regarding their Schedule K-1, unitholders are invited to call the Tax Package Support helpline at 1-866-536-1972 or via email at VanguardK1Help@deloitte.com.

Conference Call Information

Vanguard will host a conference call on Monday (March 4, 2013) to discuss its 2012 full year and fourth quarter results, its 2013 outlook and the recent Range Permian Acquisition announcement at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (877) 941-0844 or (480) 629-9835 for international callers and ask for the “Vanguard Natural Resources Earnings Call.” The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard's corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until April 2, 2013 and may be accessed by calling (303) 590-3030 and using the pass code 4599724#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at investorrelations@vnrllc.com.

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Arkoma Basin in Arkansas and Oklahoma, the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Piceance Basin in Colorado, South Texas, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, the Powder River Basin in Wyoming and Mississippi. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and NGLs, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Company's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics
(Unaudited)

	Three Months Ended December 31, (a)		Year Ended December 31, (a)
	2012	2011 (c)	2012 (b)	2011 (c)
Average realized prices, excluding hedging:
Oil (Price/Bbl)	$80.98	$93.70	$84.53	$86.52
Natural Gas (Price/Mcf)	$2.37	$4.12	$2.41	$4.59
NGLs (Price/Bbl)	$42.74	$80.19	$45.11	$66.88

Average realized prices, including hedging (d):
Oil (Price/Bbl)	$84.13	$90.66	$84.00	$82.45
Natural Gas (Price/Mcf)	$4.19	$7.54	$4.47	$7.45
NGLs (Price/Bbl)	$42.74	$80.19	$45.11	$66.88

Total production volumes:
Oil (MBbls)	697	675	2,758	2,726
Natural Gas (MMcf)	7,147	2,618	19,652	10,413
NGLs (MBbls)	210	148	664	432
Combined (MBOE)	2,098	1,259	6,697	4,893

Average daily production volumes:
Oil (Bbls/day)	7,575	7,336	7,536	7,468
Natural Gas (Mcf/day)	77,688	28,461	53,695	28,529
NGLs (Bbls/day)	2,279	1,606	1,813	1,183
Combined (BOE/day)	22,803	13,686	18,298	13,405

(a)
During 2011 and 2012, we acquired certain oil and natural gas properties and related assets as well as additional interests in these properties. The operating results of these properties are included with ours from the closing date of acquisition forward.

(b)
On March 30, 2012, we divested oil and natural gas properties in the Appalachian Basin. As such, there are no operating results from these properties included in our operating results from the closing date of the divestiture forward.

(c)
On December 31, 2010, Vanguard acquired a 46.7% aggregate interest in Encore Energy Partners, LP or "ENP" ("ENP Purchase") and on December 1, 2011, Vanguard acquired the remaining 53.4% interest in the ENP units through a merger ("ENP Merger") with one of Vanguard's subsidiaries. Production results for oil and natural gas properties acquired in the ENP Purchase through the date of the completion of the ENP Merger were subject to a 53.4% non-controlling interest.

(d)	Excludes amortization of premiums paid and amortization on derivative contracts acquires.

Proved Reserves

Total proved oil and natural gas reserves at December 31, 2012 were 152.2 million barrels of oil equivalent, consisting of 61.2 million barrels of crude oil, condensate, and natural gas liquids and 546.5 billion cubic feet of natural gas. Proved reserves were calculated utilizing the 12-month unweighted average first-day-of-the-month prices ("12-month average prices") during 2012, or $94.67 per Bbl of oil and $2.76 per Mcf of natural gas as compared to $96.24 per Bbl of oil and $4.12 per Mcf of natural gas for 2011.

Using the 12-month average prices, the estimated discounted net present value of Vanguard's proved oil and natural gas reserves, before projected income taxes, using a 10 percent per annum discount rate (“PV-10 Value”) was approximately $1.6 billion, as compared to a PV-10 Value of approximately $1.5 billion at December 31, 2011.

At December 31, 2012, natural gas reserves accounted for 60% of total proved reserves, and 74% of total proved reserves are developed. The following table summarizes the changes in proved reserves:

MBOE
Reserves at December 31, 2011	79,326
Purchases of reserves-in-place	89,229
Extensions and discoveries	517
Sales of reserves-in-place	(6,059)
Revisions of previous estimates	(4,072)
Production	(6,697)
Reserves at December 31, 2012	152,244

Vanguard's proved reserve estimates for all of its properties were prepared by independent petroleum engineers from DeGolyer and McNaughton and Netherland, Sewell and Associates, Inc.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Oil, natural gas and NGLs sales	$82,327	$86,003	$310,356	$312,842
Loss on commodity cash flow hedges	—	(764)	—	(3,071)
Realized gain on commodity derivative contracts	1,712	5,802	956	10,276
Unrealized gain (loss) on commodity derivative contracts	26,647	(69,095)	35,890	(470)
Total revenues	110,686	21,946	347,202	319,577

Costs and expenses:
Production:
Lease operating expenses	19,612	19,984	74,366	63,944
Production and other taxes	8,205	7,302	29,369	28,621
Depreciation, depletion, amortization and accretion	30,645	22,060	104,542	84,857
Impairment of oil and natural gas properties	229,693	—	247,722	—
Selling, general and administrative expenses	7,168	3,342	22,466	19,779
Total costs and expenses	295,323	52,688	478,465	197,201

Income (loss) from operations	(184,637)	(30,742)	(131,263)	122,376

Other income (expense):
Other income	29	1	220	77
Interest expense	(14,343)	(7,857)	(41,891)	(28,994)
Realized loss on interest rate derivative contracts	(905)	(705)	(2,515)	(2,874)
Unrealized gain (loss) on interest rate derivative contracts	1,030	(448)	(4,477)	(2,088)
Net gain (loss) on acquisition of oil and natural gas properties	(2,685)	16	11,111	(367)
Total other expense	(16,874)	(8,993)	(37,552)	(34,246)

Net income (loss)	(201,511)	(39,735)	(168,815)	88,130
Less: Net income (loss) attributable to non-controlling interest	—	24,527	—	(26,067)
Net income (loss) attributable to Vanguard unitholders	$(201,511)	$(15,208)	$(168,815)	$62,063

Net income (loss) per Common and Class B units - basic & diluted	$(3.41)	$(0.42)	$(3.11)	$1.95

Weighted average units outstanding:
Common units – basic	58,668	36,053	53,777	31,370
Common units – diluted	58,668	36,104	53,777	31,430
Class B units – basic & diluted	420	420	420	420

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2012	2011
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$11,563	$2,851
Trade accounts receivable, net	51,880	48,046
Derivative assets	46,690	2,333
Other currents assets	3,858	3,462
Total current assets	113,991	56,692

Oil and natural gas properties, at cost	2,126,268	1,549,821
Accumulated depletion, amortization and impairment	(550,032)	(331,836)
Oil and natural gas properties evaluated, net – full cost method	1,576,236	1,217,985
Other assets
Goodwill	420,955	420,955
Derivative assets	53,240	1,105
Other assets	35,712	19,626
Total assets	$2,200,134	$1,716,363

Liabilities and members’ equity
Current liabilities
Accounts payable:
Trade	$8,417	$7,867
Affiliates	32	718
Accrued liabilities:
Lease operating	7,884	5,828
Developmental capital	4,754	563
Interest	11,573	103
Production and other taxes	12,852	12,768
Derivative liabilities	5,366	12,774
Oil and natural gas revenue payable	8,226	505
Distributions payable	11,919	—
Other	8,479	4,712
Total current liabilities	79,502	45,838
Long-term debt	1,247,631	771,000
Derivative liabilities	11,996	20,553
Asset retirement obligations	60,096	34,776
Other long-term liabilities	3,445	275
Total liabilities	1,402,670	872,442
Commitments and contingencies
Members’ equity
Members’ capital, 58,706,282 and 48,320,104 common units issued and outstanding at December 31, 2012 and 2011, respectively	794,426	839,714
Class B units, 420,000 issued and outstanding at December 31, 2012 and 2011	3,038	4,207
Total members’ equity	797,464	843,921
Total liabilities and members’ equity	$2,200,134	$1,716,363

Use of Non-GAAP Measures
Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus, for 2011, net income (loss) attributable to the non-controlling interest. The result is net income (loss) which includes the non-controlling interest for 2011. From this we add or subtract the following:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Impairment of oil and natural gas properties;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Taxes;

•	Compensation related items, which include unit-based compensation expense, unrealized fair value of phantom units granted to officers and cash settlement of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amounts attributable to each of the items above from the beginning of year through the completion of the ENP Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to ENP, excluding the non-controlling interest, which are eliminated in consolidation.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP. Distributable Cash Flow is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus, for 2011, net income (loss) attributable to the non-controlling interest. The result is net income (loss) which includes the non-controlling interest for 2011. From this we add or subtract the following:

•	Depreciation, depletion, amortization and accretion;

•	Impairment of oil and natural gas properties;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Taxes;

•	Compensation related items, which include unit-based compensation expense, unrealized fair value of phantom units granted to officers and cash settlement of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amount attributable to each of the items above from the beginning of year through the completion of the ENP Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to ENP, excluding the non-controlling interest, which are eliminated in consolidation.

Less:

•	Drilling, capital workover and recompletion expenditures.

Plus:

•	Proceeds from the sale of leasehold interests.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our monthly distribution rates. While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its monthly distribution. Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment. As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis. Distributable Cash

Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011 (b)	2012	2011 (b)
Net income (loss) attributable to Vanguard unitholders	$(201,511)	$(15,208)	$(168,815)	$62,063
Net income (loss) attributable to non-controlling interest	—	(24,527)	—	26,067
Net income (loss)	(201,511)	(39,735)	(168,815)	88,130
Plus:
Interest expense, including realized losses on interest rate derivative contracts	15,248	8,562	44,406	31,868
Depreciation, depletion, amortization and accretion	30,645	22,060	104,542	84,857
Impairment of oil and natural gas properties	229,693	—	247,722	—
Amortization of premiums paid on derivative contracts	1,125	1,845	11,641	11,346
Amortization of value on derivative contracts acquired	12,409	15	26,505	169
Unrealized (gains) losses on commodity and interest rate derivative contracts	(27,677)	69,543	(31,413)	2,558
Net (gain) loss on acquisitions of oil and natural gas properties	2,685	(16)	(11,111)	367
Taxes	392	(154)	239	261
Compensation related items	3,538	895	6,796	3,026
Material transaction costs incurred on acquisitions and mergers	—	274	—	2,019
Adjusted EBITDA before non-controlling interest	66,547	63,289	230,512	224,601
Non-controlling interest attributable to adjustments above	—	(10,382)	—	(62,838)
Administrative services fees eliminated in consolidation	—	591	—	2,840
Adjusted EBITDA attributable to Vanguard unitholders	$66,547	$53,498	$230,512	$164,603
Less:
Interest expense, net	(15,248)	(8,562)	(44,406)	(31,868)
Drilling, capital workover and recompletion expenditures	(10,120)	(10,367)	(50,405)	(34,096)
Proceeds from sale of leasehold interests	—		5,522	—
Non-controlling interest	—	2,514	—	11,443
Distributable cash flow	$41,179	$37,083	$141,223	$110,082

Distributable cash flow per unit	$0.70	$0.76	$2.60	$2.26
Distribution coverage	1.15x	1.39x	1.08x	1.40x

(a)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)	Results of operations from oil and gas properties acquired in the ENP Purchase through the date of the completion of the ENP Merger were subject to a 53.4% non-controlling interest.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP. Adjusted Net Income is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus, for 2011, net income (loss) attributable to the non-controlling interest. The result is net income (loss) which includes the non-controlling interest for 2011. From this we add or subtract the following:

•	Unrealized gains and losses on commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized fair value of phantom units granted to officers;

•	Impairment of oil and natural gas properties;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amount attributable to each of the items above from the beginning of year through the completion of the ENP Merger on December 1, 2011 which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to ENP, excluding the non-controlling interest, which are eliminated in consolidation.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash oil and natural gas property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results. Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted Net Income
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net income (loss) attributable to Vanguard unitholders	$(201,511)	$(15,208)	$(168,815)	$62,063
Net income (loss) attributable to non-controlling interest	—	(24,527)	—	26,067
Net income (loss)	$(201,511)	$(39,735)	$(168,815)	$88,130
Plus (less):
Unrealized (gain) loss on other commodity derivative contracts	(26,647)	69,095	(35,890)	470
Unrealized (gain) loss on interest rate derivative contracts	(1,030)	448	4,477	2,088
Unrealized fair value of phantom units granted to officers	379	159	1,243	469
Amortization of value of derivative contracts acquired	12,409	15	26,505	169
Net (gain) loss on acquisition of oil and natural gas properties	2,685	(16)	(11,111)	367
Impairment of oil and natural gas properties	229,693	—	247,722	—
Material transaction costs incurred on acquisitions and mergers	—	274	—	2,019
Total adjustments	217,489	69,975	232,946	5,582
Adjusted net income before non-controlling interest	15,978	30,240	64,131	93,712
Non-controlling interest attributable to items above	—	(3,256)	—	(22,506)
Administrative services fees eliminated in consolidation	—	591	—	2,840
Adjusted Net Income attributable to Vanguard unitholders	$15,978	$27,575	$64,131	$74,046

Net income (loss) per basic unit attributable to Vanguard unitholders	$(3.41)	$(0.42)	$(3.11)	$1.95
Net income (loss) attributable to non-controlling interest	—	(0.67)	—	0.82
Net income (loss) per basic unit:	$(3.41)	$(1.09)	$(3.11)	$2.77
Plus (less):
Unrealized (gain) loss on other commodity derivative contracts	(0.45)	1.89	(0.66)	0.02
Unrealized (gain) loss on interest rate derivative contracts	(0.02)	0.01	0.08	0.07
Unrealized fair value of phantom units granted to officers	—	0.01	0.02	0.01
Amortization of value of derivative contracts acquired	0.21	—	0.49	0.01
Net (gain) loss on acquisition of oil and natural gas properties	0.05	—	(0.21)	0.01
Impairment of oil and natural gas properties	3.89	—	4.57	—
Material transaction costs incurred on acquisitions and mergers	—	0.01	—	0.06
Non-controlling interest attributable to items above	—	(0.09)	—	(0.71)
Administrative services fees eliminated in consolidation	—	0.02	—	0.09
Adjusted net income per basic unit attributable to Vanguard unitholders	$0.27	$0.76	$1.18	$2.33

SOURCE: Vanguard Natural Resources, LLC
CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com
###